Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Midstream Partners LP Reports Second Quarter 2015 Results

CANONSBURG, Pa., August 6, 2015 /PRNewswire/ - Rice Midstream Partners LP (NYSE: RMP) (“the Partnership”) today reported second quarter 2015 financial and operational results. Highlights for the quarter include:

•	Second quarter average daily throughput of 655 MDth/d, an 18% increase relative to first quarter 2015

•	Adjusted EBITDA(1) of $16.7 million for the second quarter 2015

•	Distributable cash flow (“DCF”)(1) of $15.1 million for the second quarter 2015

•	DCF coverage ratio of 1.38x for the second quarter 2015

•	Increased second quarter distribution to $0.1905 per common unit

•	Received a favorable private letter ruling from the IRS providing that income from certain water services constitutes qualifying income

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “We delivered strong quarterly results, despite a challenging commodity environment. Our sponsor, Rice Energy, and our third-party customers have some of the lowest break-even prices in the country that drive significant production growth in Appalachia. The prime location of our assets in the dry gas core, positions us to capitalize on this growth. Our throughput is ahead of schedule and has allowed us to start growing distributions in the second quarter of 2015 and still maintain our goals of building coverage ahead of growing distributions by 20% in 2016.”

Second Quarter 2015 Results

Average daily throughput for the second quarter was 655 MDth/d, an 18% increase relative to first quarter 2015, with 15% attributable to third-party volumes. Operating revenues for the second quarter 2015 were $19.7 million and operating and maintenance expenses totaled $0.9 million. We reported net income of $12.3 million, or $0.21 per limited partner unit. During the second quarter, adjusted EBITDA was $16.7 million. Maintenance capital expenditures totaled $1.1 million and interest expense was $0.5 million which generated distributable cash flow of $15.1 million.

Year to Date Financial Results

For the six month period ended June 30, 2015, average daily throughput was 607 MDth/d, with 13% attributable to third-party volumes. Operating revenues were $35.9 million and operating and maintenance expenses were $2.3 million. We reported net income of $21.4 million, or $0.37 per limited partner unit. During the six month period ended June 30, 2015, adjusted EBITDA was $29.1 million. Maintenance capital expenditures totaled $2.2 million and interest expense was $0.9 million, which generated distributable cash flow of $26 million.

Subsequent to quarter end, we received a favorable private letter ruling from the U.S. Internal Revenue Service providing that gross income earned by the Partnership from the delivery of water and the collection, treatment and transport of flowback, produced water and other fluids will constitute qualifying income.

2015 Operational Results

	Average Daily Throughput (MDth/d)
	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Washington County System	478	421
Greene County System	177	186

Total	655	607

% Third-party	15%	13%

(1)	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDA and distributable cash flow.

Financial Position and Liquidity

As of June 30, 2015, we had $30 million drawn under our revolving credit facility, providing $420 million of total liquidity.

Quarterly Cash Distribution

On July 24, 2015, RMP declared its quarterly distribution of $0.1905 per unit for the second quarter 2015, an increase of $0.003 per unit above the first quarter 2015. The distribution will be payable on August 13, 2015 to unitholders of record as of August 4, 2015.

Distribution Guidance Update

In addition, based on continued solid operational results and strong distributable cash flow coverage, we expect to increase distributions by $0.003 per unit in each of the third and fourth quarters of 2015 and are raising our full-year 2015 forecasted distribution to $0.7680 per unit. Our targeted fourth quarter 2015 distribution of $0.1965 per unit represents a 5% increase above our minimum quarterly distribution of $0.1875 per unit.

Board of Director Appointment

Mr. James H. Lytal was appointed the Board of Directors of RMP’s general partner, effective August 3, 2015. Mr. Lytal will serve on the Audit and Conflicts committees of the board. He has 35 years of business experience including midstream mergers, acquisitions and master limited partnership drop-downs, as well as onshore midstream and deepwater asset development and management. Mr. Lytal holds a Bachelor of Science degree in petroleum engineering from the University of Texas at Austin.

Conference Call

RMP will host a conference call on August 6, 2015 at 11:00 a.m. Eastern time (10:00 a.m. Central time) to discuss second quarter 2015 financial and operating results. To listen to a live audio webcast of the conference call, please visit RMP’s website at www.ricemidstream.com. A replay of the conference call will be available following the call for two weeks and can be accessed from www.ricemidstream.com.

Please visit www.ricemidstream.com to view a presentation containing supplemental second quarter 2015 information.

About Rice Midstream Partners

Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to Rice Energy and third-party companies through its natural gas gathering and compression assets in the rapidly developing dry gas core of the Marcellus Shale in southwestern Pennsylvania.

For more information, please visit www.ricemidstream.com.

Contact:

Julie Danvers, Director of Investor Relations

832-708-3437

Julie.Danvers@RiceMidstream.com

Forward Looking Statements

This release includes forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, forecasted gathering volumes, revenues, adjusted EBITDA, distribution growth, and distributable cash flow, the timing of completion of midstream projects, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Rice Midstream Partners LP

Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per unit data)	2015	2014	2015	2014
Affiliate gathering volumes (MDth/d)	555	329	525	290
Third-party gathering volumes (MDth/d)	100	39	82	20

Total gathering volumes (MDth/d)	655	368	607	310

Operating revenues:
Affiliate (1)	$15,652	$103	$29,167	$169
Third-party	4,078	1,290	6,729	1,290

Total operating revenues	19,730	1,393	35,896	1,459

Operating expenses:
Operation and maintenance expense	877	926	2,257	1,368
General and administrative expense	2,185	5,085	4,516	6,676
Incentive unit expense (2)	—	(978)	—	4,647
Stock compensation expense (2)	1,003	119	1,999	119
Depreciation expense	1,486	647	2,934	896
Amortization of intangible assets	408	340	816	340
Other expense	839	—	839	—

Total operating expenses	6,798	6,139	13,361	14,046

Operating income (loss)	12,932	(4,746)	22,535	(12,587)
Other income (loss)	(1)	—	4	—
Interest expense (2)	(457)	(5,128)	(851)	(7,758)
Amortization of deferred finance costs	(144)	—	(288)	—

Income (loss) before income taxes and discontinued operations	12,330	(9,874)	21,400	(20,345)
Income tax benefit	—	4,401	—	6,411

Income (loss) from continuing operations	12,330	(5,473)	21,400	(13,934)
Loss from discontinued operations, net of tax (3)	—	(688)	—	(1,406)

Net income (loss)	$12,330	$(6,161)	$21,400	$(15,340)

Weighted average limited partner units (basic and diluted) (in millions)
Common units	28.8		28.8
Subordinated units	28.8		28.8
Net income attributable to RMP per limited partner unit (basic and diluted) (3)
Common units	$0.21		$0.37
Subordinated units	$0.21		$0.37

Adjusted EBITDA (4)	$16,667	N/M	$29,127	N/M
Distributable cash flow (5)	$15,090	N/M	$26,036	N/M

Quarterly distribution per unit	$0.1905		$0.3780

Distribution declared:
Limited partner units - Public	$5,477
Limited partner units - RICE	5,478

Total distribution declared	$10,955

DCF coverage ratio	1.38

(1)	Prior to our IPO, we did not charge a gathering fee to affiliates, including Rice Energy, other than a fee charged on a single receipt point pipeline in Greene County in which we own a 60% working interest.
(2)	Prior to our IPO, we were allocated our proportionate share of incentive unit expense, stock compensation expense, and interest expenses initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 9 to the consolidated financial statements in our 10-Q.
(3)	Net income per limited partner unit is presented only for the period subsequent to our initial public offering.
(4)	We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash stock compensation expense, amortization of deferred financing costs and other non-recurring items. Please read Supplemental “Non-GAAP Financial Measures.”
(5)	We define distributable cash flow as Adjusted EBITDA less interest expense, and estimated maintenance capital expenditures. Please read Supplemental “Non-GAAP Financial Measures.”

Rice Midstream Partners LP

Supplemental Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash stock compensation expense, amortization of deferred financing costs and other non-recurring items. Adjusted EBITDA is not a measure of net income as determined by GAAP.

Distributable cash flow is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define distributable cash flow as Adjusted EBITDA less cash interest expense, and estimated maintenance capital expenditures. Distributable cash flow does not reflect changes in working capital balances and is not a presentation made in accordance with GAAP.

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure; our ability to incur and service debt and fund capital expenditures; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by (used in) operating activities. Our non-GAAP financial measures of Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Each of Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider either Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

(in thousands)	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Adjusted EBITDA reconciliation to loss from continuing operations:
Net income	$12,330	$21,400
Interest expense	457	851
Depreciation expense	1,486	2,934
Amortization of intangible assets	408	816
Non-cash stock compensation expense	1,003	1,999
Amortization of deferred finance costs	144	288
Other expense	839	839

Adjusted EBITDA	$16,667	$29,127

Adjusted EBITDA	$16,667	$29,127
Interest expense	(457)	(851)
Estimated maintenance capital expenditures	(1,120)	(2,240)

Distributable cash flow	$15,090	$26,036

Reconciliation of Adjusted EBITDA to Cash used in operating activities:
Adjusted EBITDA	$16,667	$29,127
Interest expense	(457)	(851)
Other expense	(839)	(839)
Changes in operating assets and liabilities which provided cash	(13,133)	(25,268)

Net cash used in operating activities	$2,238	$2,169